ABATIX CORP. Reports Operating Results for First Quarter of 2007

MESQUITE, Texas, May 10 /PRNewswire-FirstCall/ -- ABATIX CORP. (Nasdaq: ABIX) today announced net sales of $17,258,000 for the first three months of 2007 increased 4% from net sales of $16,606,000 in 2006 and net earnings of $359,000 or $.21 per share for 2007 increased from net earnings of $220,000 or $.13 per share in 2006. The increase in sales for 2007 is primarily attributable to volume increases in the industrial and construction markets as the U.S. economy remains stable. The increase in profitability is primarily attributed to the change in product mix and higher sales volume. General and administrative costs were higher in 2007 primarily due to costs associated with our Jacksonville facility which opened in August 2006 and increased costs related to our efforts to comply with the internal control provisions of the Sarbanes-Oxley Act of 2002.

Mr. Terry Shaver, CEO, stated, "We are pleased with the efforts of our people and the confidence our customer base has shown in the Abatix team. We are hopeful the U.S. economy continues to remain stable overall, in spite of the decline in the residential housing market and continued rise in fuel prices. We are focused on servicing our existing customer base, while also adding new customers."

Mr. Shaver, continued, "We continue to evaluate new product lines and additional sourcing opportunities that enhance our long-term growth prospects. We also continue to focus on improving our cost structure and the efficiency of our operations. However, any improvements to the cost structure will be negated by the costs to comply with the internal control provisions of Sarbanes-Oxley. In addition to the cash paid to consultants to help with the process, we have many talented team members spending significant time related to this work that could be spent on growing sales and improving profitability."

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Abatix Corp. Such statements involve a number of risks and uncertainties including, without limitation, the occurrence, timing and property devastation from disasters; global, national and local economic and political conditions; changes in laws and regulations relating to the Company's products and the import of such products; market acceptance of new products; existence or development of competitive products the Company represents that outperform current product lines or are priced more competitively; inability to hire and train quality people or retain current employees; changes in interest rates; the financial status of and relationships with key customers and vendors; efforts to control and/or reduce costs; fluctuations in oil prices; or the Company's success in the process of management's assessment and auditor attestation of internal controls, as required by the Sarbanes-Oxley Act of 2002. We do not undertake any obligation to publicly update forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law or regulation.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental and homeland security industries. The Company currently has eight distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington, in Las Vegas, Nevada and in Jacksonville, Florida. These distribution centers serve customers throughout the Southeast, Southwest, Midwest, Pacific Coast, Alaska and Hawaii. More information about the Company can be found on the Abatix web site at www.abatix.com and on the IESI website at www.buy-iesi.com .

ABATIX CORP.
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006

Net sales	$17,257,511	$16,606,330
Cost of sales	(12,084,432)	(11,967,623)
Gross profit	5,173,079	4,638,707
Selling, general and administrative expenses	(4,452,320)	(4,152,885)
Operating profit	720,759	485,822
Other expense, net	(94,174)	(125,716)
Earnings before income taxes	626,585	360,106
Income tax expense	(267,947)	(140,509)
Net earnings	$358,638	$219,597

Basic and diluted earnings per share	$.21	$.13

Basic and diluted weighted average shares outstanding	1,711,148	1,711,148

	As of:
	March 31,	December 31,
	2007	2006
Current assets	$20,142,941	$20,450,727
Total assets	$21,938,778	$22,342,287
Current liabilities	$9,605,352	$10,363,700
Total liabilities	$9,614,965	$10,377,112
Total stockholders' equity	$12,323,813	$11,965,175

SOURCE ABATIX CORP.
-0- 05/10/2007
/CONTACT: Frank Cinatl of ABATIX CORP., +1-888-ABATIX-X [222-8499], or
fcinatl@abatix.com /
/Web site: http://www.abatix.com
                    http://www.buy-iesi.com /